                                                       Exhibit 99.2

INDEPENDENT ACCOUNTANTS' REPORT

To the Board of Directors
Navistar Financial Securities Corporation

We have examined management's assertion that Navistar Financial
Corporation (the "Company") complied with the minimum servicing standards identified and included in the accompanying
Management's Assertion Concerning Compliance as of and for the
year ended October 31, 2003, dated December 18, 2003.  The
Company's management is responsible for compliance with those minimum servicing standards.  Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified
Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with its minimum servicing standards and performing such other procedures as we considered necessary in the circumstances.  We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on the
Company's compliance with its minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended October 31, 2003, is fairly stated, in all
material respects.

/s/ DELOITTE & TOUCHE LLP

    Deloitte & Touche LLP
    Chicago, IL
    December 18, 2003